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EXHIBIT 4(G)


                  AMENDMENT TO 1981 NON-QUALIFIED STOCK OPTION PLAN
              (Adopted by the Board of Directors as of November 6, 1995)


Section 7.4 of the 1981 Non-Qualified Stock Option Plan of Pico Products, Inc., a New York corporation, is hereby amended to read in its entirety as follows (with brackets indicating deletions and double-underlining indicating additions):

    7.4 Option Period. Each Option granted under the Plan shall expire no later than (five) ten years from the date the Option is granted. Option
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    Agreements for Key Employees shall contain provisions for the earlier expiration of the Options in the event of the Key Employee's termination of employment as provideed by Section 7.9. Option Agreements for Key Contractors shall contain such provisions for the earlier expiration of the Options as the Board or Committee deems appropriate. The Committee shall
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    have the right, in its discretion, to modify any existing Option Agreement
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    by extending the expiration date of an Option to a date no later than ten
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    years from the date of grant of such Option.
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